UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 27, 2017

HANMI FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-30421	95-3689695
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3660 Wilshire Boulevard, Penthouse Suite A, Los Angeles, California	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 382-2200

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The informational required by this Item as it relates to the Indenture (as defined below) is set forth in Item 5.02 and is hereby incorporated herein by reference in response to this Item.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2017, Hanmi Financial Corporation and its wholly owned subsidiary, Hanmi Bank (collectively, the “Company”), entered into a new employment agreement with C. G. Kum, the Company’s President and Chief Executive Officer, effective as of April 27, 2017 (the “Employment Agreement”). The Employment Agreement supersedes and replaces the employment agreement between the Company and Mr. Kum, dated as of May 24, 2013.

The Employment Agreement provides for a term that commences on April 27, 2017 and expires on June 12, 2020 (unless earlier terminated by either party), subject to automatic renewal for successive one-year periods unless either party provides written notice of non-renewal at least sixty days prior to the expiration of the then-current term.

Pursuant to the Employment Agreement, Mr. Kum will continue to serve as the Company’s President and Chief Executive Officer, in addition to serving as a member of the Company’s Board of Directors (the “Board”).

Mr. Kum’s current annual base salary of $610,000 is unchanged from the amount in effect as of the Company’s 2016 fiscal year end. Beginning in 2017, Mr. Kum’s annual base salary will be reviewed at least annually for increase, but may not be decreased, in the sole discretion of the Board. In addition, Mr. Kum will continue to be eligible to receive an annual bonus of up to 100% of his annual base salary for each fiscal year of the Company, based upon the attainment of performance goals determined by the Board in its sole discretion. Under the Employment Agreement, Mr. Kum is entitled to participate in employee benefit plans for which he may be eligible and will receive certain perquisites, including the use of a company car, payment of country club dues, Company-provided welfare benefits and personal life insurance, and twenty days of paid vacation annually.

The Employment Agreement provides that if Mr. Kum’s employment is terminated either by the Company without “cause” or by him for “good reason,” in either case, other than within eighteen months following a “change in control” (each as defined in the Employment Agreement), and subject to Mr. Kum’s execution and non-revocation of a general release of claims, Mr. Kum will be entitled to receive the following severance payments and benefits: (i) continued payment of his then-current annual base salary for twelve months following the date of termination, (ii) a lump-sum payment of an amount equal to the pro-rated portion of his prior year’s annual bonus based on the number of days worked during the year of termination, (iii) accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum with respect to the portion that would have vested if Mr. Kum’s employment had continued for one year following the date of termination, and (iv) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months, or a monthly cash payment in lieu thereof.

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In addition, the Employment Agreement provides that if, within eighteen months following a change in control, the Executive’s employment with the Company is terminated either by the Company without cause or by him for good reason, in either case, and subject to Mr. Kum’s execution and non-revocation of a general release of claims, Mr. Kum will be entitled to receive the following severance payments and benefits: (i) a lump sum payment of an amount equal to two and one-half times the sum of his then-current annual base salary and his then-maximum annual bonus, (ii) fully accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum, and (iii) continued health insurance benefits at the Company’s expense under COBRA for up to 18 months, or a monthly cash payment in lieu thereof.

Pursuant to the Employment Agreement, if Mr. Kum’s employment terminates due to his death or disability, then he or his estate, as applicable, will be entitled to receive a lump-sum payment of an amount equal to the pro-rated portion of his prior year’s annual bonus based on the number of days worked during the year of termination and accelerated vesting of any then-unvested time-based equity awards held by Mr. Kum with respect to the portion that would have vested if Mr. Kum’s employment had continued for one year following the date of termination.

Mr. Kum remains subject to the confidentiality, non-solicitation and other covenants included in his restrictive covenant agreements with the Company and the non-disparagement covenant set forth in the Employment Agreement. In addition, if any payments or benefits provided to Mr. Kum in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

The above summary of the terms of Mr. Kum’s employment agreement is qualified in its entirety by reference to Mr. Kum’s employment agreement, which is attached to this Report as Exhibit 10.1 and incorporated in this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 27, 2017, by and among Hanmi Financial Corporation, Hanmi Bank and C. G. Kum

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANMI FINANCIAL CORPORATION

	By:	/s/ Romolo C. Santarosa
Romolo C. Santarosa
Executive Vice President and Chief Financial Officer

Date: May 3, 2017

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of April 27, 2017, by and among Hanmi Financial Corporation, Hanmi Bank and C. G. Kum

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